Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Georgia Power Company
(Exact Name of Registrant as Specified in its Charter)

Table 1:   Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Georgia Power Company Senior Notes	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Debt	Georgia Power Company Junior Subordinated Notes	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, Georgia Power Company is deferring payment of all of the registration fee, which will be calculated based on the fee rate in effect at the time of such fee payment.
(2)There are being registered hereunder such presently indeterminate principal amount of Senior Notes and Junior Subordinated Notes of Georgia Power Company as may from time to time be issued at indeterminable prices.